                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported): July 24, 2000



                              QUALCOMM INCORPORATED
             (Exact name of registrant as specified in its charter)


                                    DELAWARE
                 (State or other jurisdiction of incorporation)



      0-19528                                             95-3685934
(Commission File No.)                          (IRS Employer Identification No.)



                              5775 MOREHOUSE DRIVE
                           SAN DIEGO, CALIFORNIA 92121
              (Address of principal executive offices and zip code)



       Registrant's telephone number, including area code: (858) 587-1121

ITEM 5.  OTHER EVENTS.

         THIS REPORT CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE SUBJECT TO RISKS AND UNCERTAINTIES RELATING TO THE PROPOSED SEPARATION AND SPIN-OFF OF QUALCOMM'S INTEGRATED CIRCUIT AND SYSTEM SOFTWARE SOLUTIONS BUSINESS, INCLUDING THE IMPACT OF THE PROPOSED SEPARATION AND SPIN-OFF ON QUALCOMM'S AND THE NEW COMPANY'S RESULTS OF OPERATIONS, THE FINANCIAL ACCOUNTING CONSEQUENCES OF THE PROPOSED TRANSACTION, THE IMPACT OF THE PROPOSED SPIN-OFF ON QUALCOMM'S STOCK PRICE AND ITS RELATIONSHIPS WITH CUSTOMERS AND EMPLOYEES, THE TAX CONSEQUENCES OF THE TRANSACTION TO QUALCOMM AND ITS STOCKHOLDERS, AND CHANGES IN BUSINESS CLIMATE OR MARKET CONDITIONS OR OTHER FACTORS WHICH COULD MAKE THE PROPOSED SEPARATION OR SPIN-OFF UNADVISABLE. THIS REPORT ALSO CONTAINS FORWARD-LOOKING STATEMENTS SUBJECT TO THE RISK THAT THE RATE OF GROWTH OF THE CDMA SUBSCRIBER POPULATION WILL DECLINE, RISKS ASSOCIATED WITH STRATEGIC INVESTMENTS AND BUSINESS RELATIONSHIPS, DEVELOPMENTS IN CURRENT OR FUTURE LITIGATION AND THE TIMING AND RECEIPT OF LICENSE FEES AND ROYALTIES, AS WELL AS OTHER RISKS INCLUDING THOSE DETAILED FROM TIME TO TIME IN QUALCOMM'S SEC REPORTS, INCLUDING ITS REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 26, 1999 AND ITS MOST RECENTLY FILED FORM 10-Q.

         QUALCOMM Incorporated ("QUALCOMM" or the "Company") is planning to spin-off its integrated circuit and system software solutions business. The separation will create two separate companies and is designed to speed the worldwide growth and development of CDMA wireless voice and data markets. These companies will focus on critical drivers of growth for the wireless industry. The new company will focus on developing and delivering innovative wireless communications integrated circuits and system software solutions for the world's leading handset and infrastructure manufacturers. QUALCOMM will focus on developing and supporting the growth of CDMA technology and driving the convergence of wireless data applications and Internet access, with the goal of increasing royalties. In addition, QUALCOMM will further develop its other existing businesses, including QUALCOMM Wireless Systems (OmniTRACS and Globalstar) and QUALCOMM Digital Media (Government Systems, Digital Cinema and Eudora).

         Following the separation, the new company will be the leading developer worldwide of CDMA integrated circuits and system software solutions for wireless voice and data products. According to Dataquest's most recent analysis, the new company will be the largest fabless semiconductor company in the world. The new company is temporarily called QUALCOMM Spinco, Inc. ("Spinco"), and will change its name in due course.

         As contemplated, QUALCOMM's integrated circuit and system software solutions business would be transferred to Spinco and shares of Spinco would be distributed to QUALCOMM stockholders in the form of a tax-free dividend. QUALCOMM expects the spin-off to be completed by August 2001. The proposed separation of the integrated circuit and system software solutions business and the spin-off are each subject to final approval by the Company's Board of Directors, a favorable ruling from the IRS regarding the tax-free nature of the transaction and favorable market conditions.

INDUSTRY DEPLOYMENT OF CDMA FOR SECOND AND THIRD GENERATION WIRELESS SYSTEMS.

         Since first proposing CDMA technology to the wireless industry in 1989, QUALCOMM has been widely recognized as the pioneer of CDMA technology for wireless applications. Many in the industry now agree that CDMA technology is the wireless air interface of choice for the future growth of wireless communications and plan to adopt CDMA for third generation networks.

         In just over five years, over 65 million subscribers covering 35 countries have adopted CDMA technology. Second generation cdmaOne networks have been widely deployed around the world, including South Korea, the United States, Japan and throughout Latin America. Third generation cdma2000 1X networks are planned to enter commercial service in South Korea in 2000 and in Japan, the United States and elsewhere in 2001. In addition, cdma2000 1xEV
(HDR) trials are planned in South Korea and Japan in 2000. NTT DoCoMo has announced that an initial version of WCDMA will be deployed in some areas of Japan in 2001.

QUALCOMM'S PIONEERING ROLE IN THE DEVELOPMENT AND DEPLOYMENT OF CDMA.

         Since shortly after its formation in 1985, QUALCOMM has allocated substantial resources to developing, patenting and commercializing the use of CDMA technology in wireless communications applications. QUALCOMM's intellectual property portfolio has been widely recognized as being necessary for cdmaOne, cdma2000, 1xEV, 1Xplus, 1Xtreme and WCDMA.

         QUALCOMM has entered into royalty-bearing license agreements for CDMA wireless applications with more than 80 major telecommunications manufacturers, including Ericsson, Fujitsu, Hitachi, Hyundai, Intel, LGIC, Lucent, Motorola, NEC, Nokia, Nortel, Philips, Samsung, Siemens and Sony. In addition to license fees, QUALCOMM receives on-going royalties from its licensees as they sell CDMA products provided that at least one claim of one of QUALCOMM's licensed patents is being utilized. Moreover, approximately 15 of QUALCOMM's license agreements cover WCDMA applications and require manufacturers to pay on-going royalties to QUALCOMM in connection with their sales of WCDMA products, with royalty rates equivalent to the royalties that are payable by them for cdmaOne and cdma2000 applications. The manufacturers that have licensed some or all of QUALCOMM's essential patents for WCDMA applications include: Ericsson, Hitachi, LGIC, Lucent, Matsushita, Motorola, Nortel, Philips, Samsung, Sony, Sanyo and Toshiba. QUALCOMM expects increased total licensing and royalty revenues as third generation CDMA standards are deployed.

QUALCOMM'S INTELLECTUAL PROPERTY ARRANGEMENTS WITH SPINCO

         To give Spinco the ability to negotiate cross-licenses, gain reasonable access to third party intellectual property and defend itself as may be necessary, QUALCOMM will assign to Spinco a portion of its patents and patent applications that are essential and/or useful to implement existing and proposed CDMA standards. Following the spin-off, QUALCOMM's intellectual property portfolio will consist of more than 1,000 U.S. patents and patent applications, substantially all of which are essential to or useful in CDMA wireless applications and some of which have applicability in other wireless applications (such as position location technology). Because of the terms of QUALCOMM's license agreements and due to the overall breadth and coverage of its intellectual property portfolio, QUALCOMM believes that assignment of patents and patent applications to Spinco will not compromise QUALCOMM's existing or future licensing business, including the royalties payable to the Company. In addition to filing for patent protection in the United States, QUALCOMM has and will continue to actively file for patent protection around the world and has received CDMA patents with broad coverage throughout most of world, including China, Japan, Korea, Europe, Brazil, North America and elsewhere.

         QUALCOMM's research and development team has a strong and proven track record of innovation in wireless technologies. QUALCOMM intends to use its substantial engineering resources and expertise to develop new technologies, applications and services and make them available to licensees to help grow the wireless market and generate new or expanded licensing opportunities. In addition to continuing to develop its own intellectual property portfolio, QUALCOMM will have the right each year to select and receive ownership of a portion of Spinco's patent applications. As a result of this relationship with Spinco and QUALCOMM's own research and development efforts, QUALCOMM expects to be able to extend the term of its royalty-bearing licenses and create new licensing opportunities.

BENEFITS TO QUALCOMM OF THE SPIN-OFF.

     QUALCOMM expects to realize benefits from its complete separation from Spinco, including the following:

- REDUCED NEED FOR CROSS-LICENSES. Since QUALCOMM will no longer be supplying CDMA integrated circuits, it will have little or no need for third party cross-licenses. Accordingly, QUALCOMM expects that it will be able to continue to license its substantial intellectual property portfolio and continue to collect royalty and license fee revenue in the future.

- ELIMINATION OF POTENTIAL CONFLICTS WITH THE COMPANY'S CUSTOMERS. Many of QUALCOMM's licensees currently also purchase integrated circuit and system software solutions from QUALCOMM, which from time to time has caused a conflict between its licensing and integrated circuit and system software solutions business. QUALCOMM expects that the separation of Spinco from QUALCOMM may reduce these conflicting interests.

- GREATER STRATEGIC FOCUS. QUALCOMM's licensing business benefits equally from the advancement and commercial implementation of any of the proposed third generation CDMA-based standards. QUALCOMM expects that following the spin-off, it will have a sharper focus on enhancing the competitive position of its business and a greater ability to collaborate with manufacturers and carriers to develop, implement and deploy the latest implementations of CDMA technology for a variety of potential applications.

- BETTER INCENTIVES FOR EMPLOYEES. QUALCOMM expects that the motivation of its employees and the focus of its senior management team will be strengthened by incentive compensation programs tied to the market performance of its common stock. The separation will enable QUALCOMM to offer its employees compensation directly linked to the performance of QUALCOMM's common stock, which QUALCOMM believes will enhance its ability to attract and retain qualified personnel.


QUALCOMM'S MANAGEMENT AND BUSINESS FOLLOWING THE SPIN-OFF.

         QUALCOMM expects that its executive team after the spin-off will be Dr. Irwin Jacobs, Chairman and CEO; Dr. Paul Jacobs, President; Tony Thornley, Chief Operating Officer and Chief Financial Officer; and Steve Altman, Executive Vice President. Dr. Irwin Jacobs will also be Chairman of the Board of Directors of the spin-off company. Although Dr. Irwin Jacobs will provide strategic and corporate governance to both companies, he will devote the majority of his time to QUALCOMM as Chairman and CEO.

         Following the spin-off, QUALCOMM intends to (a) actively drive the rapid deployment of CDMA-based systems and technologies and the growing demand for high speed, high capacity, wireless data and Internet access enabled by CDMA technology to grow its royalty stream, (b) continue to broadly grant royalty-bearing licenses under its technology and patents for CDMA and other wireless applications, (c) build upon its industry leading position in data applications and services for the transportation industry,
(d) expand its long-term position as a profitable operator of mobile data services and (e) create new businesses, such as the Digital Cinema system currently under development.

DRIVING THE DEMAND OF CDMA TECHNOLOGY FOR WIRELESS VOICE AND DATA.

         Following the spin-off, QUALCOMM will retain significant engineering resources, including engineers with substantial expertise in CDMA technology. Using these resources, QUALCOMM expects to develop new CDMA-based technology, participate in the formation of new wireless communications standards and assist in deployments of working networks around the world. QUALCOMM believes that by making its engineering resources available to manufacturers and carriers, it can accelerate the deployment of all forms of CDMA and increase its licensing and royalty revenues.

         With the continued convergence of wireless communications and Internet access, QUALCOMM expects to see wireless usage and handset sales continue their rapid growth as a multitude of new value-added services and new devices with enhanced functionality and features are supplied to the market. In addition to offering superior voice quality, QUALCOMM believes that CDMA carriers will offer superior data services at a significantly lower cost than other non-CDMA carriers because of, among other things, the increased capacity, higher data rate and inherent security advantages offered by CDMA as compared to other technologies. The more quickly that carriers adopt and deploy CDMA, whether it is cdmaOne, cdma2000 or WCDMA, and increase their market share over non-CDMA carriers, the more favorable the impact to QUALCOMM's royalty revenue and other activities.

         Capitalizing upon its industry insight into wireless technologies and trends, its experienced management team and its established industry relationships, QUALCOMM intends to use the cash flow generated from its royalty business to create, acquire or make strategic investments in new businesses that are focused on increasing wireless usage and providing new services, products or technology that will accelerate the demand for CDMA's high quality voice and high speed, high capacity wireless data. QUALCOMM intends not only that these new businesses be independently successful, but also that they generate increased royalty revenue and licensing opportunities through the general expansion of the CDMA market.

         Examples of existing or possible future investments in businesses that are focused on the wireless market and which are intended to accelerate the growth of the CDMA, include:

         STRATEGIC INVESTMENTS IN CARRIERS TO FURTHER DRIVE THE USAGE AND ADOPTION OF CDMA. To help support CDMA carriers, as well as promote the use of its technology, QUALCOMM has made and may continue to make equity investments in CDMA carriers that it believes have economic and time to market advantages. For example, QUALCOMM has equity positions in Korea

Telecom Freetel (nationwide Korean PCS carrier), Leap Wireless International, Inc. and Vesper (a Brazilian carrier).

         STRATEGIC INVESTMENTS IN MANUFACTURERS TO DRIVE NEW APPLICATIONS OR MARKETS FOR CDMA. QUALCOMM has made and may continue to make equity investments in licensed device manufacturers to support the design and introduction of new products that offer unique capabilities or open new markets for CDMA technology. For example, QUALCOMM has equity positions in Handspring (PDA products) and an option to acquire equity in a digital wireless camera products company. Additionally, QUALCOMM may also make strategic investments in selected manufacturers or start-up companies that QUALCOMM believes possess unique capabilities or technology.

         JOINT VENTURES WITH STRATEGIC PARTNERS. QUALCOMM has entered into joint ventures with strategic partners that are designed to increase wireless usage and dependence on wireless devices. For example, Wireless Knowledge, a joint venture with Microsoft, was formed to provide secure, reliable wireless access to business-critical information by connecting corporate resources to any wireless device. QUALCOMM expects to continue to form such strategic alliances in the future.

         INVESTMENTS IN VENTURE FUNDS OR INCUBATORS. QUALCOMM has made and may continue to make investments in venture funds, incubators or other entities that have the requisite expertise, resources and networking capabilities to identify and create (or assist others in creating) products, software or technologies focused on the wireless market. For example, QUALCOMM has equity positions in Ignition and IdeaEdge.

         CDMA EQUIPMENT FINANCING. To facilitate the marketing and sale of CDMA equipment by licensed manufacturers, QUALCOMM has provided, and may continue to provide, equipment financing either directly to CDMA carriers or to licensed manufacturers on commercially reasonable terms. By providing such financing, QUALCOMM expects not only to receive a reasonable return on its investment, but also to ensure the deployment of CDMA networks, which in turn results in increased royalty revenue as the networks are deployed and built out. QUALCOMM has provided equipment financing to Ericsson on a shared basis with respect to their sale of CDMA infrastructure in Brazil, Mexico and elsewhere.

FURTHER DEVELOP EXISTING BUSINESSES.

         Following the spin-off, QUALCOMM will continue to develop other business opportunities that exist within the Company.

         QWBS. QWBS operates a global wireless data business focused on the logistics industry, and has over 350,000 OmniTRACS units in operation. This business maintains a 24-hour, 7-day a week service center with a redundant back-up center. QWBS, which has been profitable since the early 1990s, provides a complete mobile interactive information management system that includes two-way mobile communications, satellite tracking and fleet management software. The emerging Omni Express business extends this expertise into terrestrial data markets, building a network of interconnections to wireless data networks that have been deployed both domestically and internationally.

         EUDORA. QUALCOMM's multi-platform Eudora e-mail software products have millions of users worldwide. QUALCOMM supports its Eudora products with an experienced application, server, and user interface development team. Approximately 800,000 users have migrated to a recently introduced advertising-supported version of Eudora in the first six months following its release. QUALCOMM also has developed proprietary XML-based content-serving technology that caches content into the Eudora client software. The Company also has introduced the Eudora Internet Suite, containing both a browser and e-mail client for the Palm OS.

         GOVERNMENT SYSTEMS. QUALCOMM's Government Systems business provides wireless development and analysis expertise to U.S. Government agencies. This business maintains a team of software experts that support client-server developments with potential commercial applications.

         DIGITAL CINEMA. The Company's Digital Cinema business is developing a system for the electronic delivery of motion pictures to theatres around the world. The information assurance architecture, including compression and security technologies, developed by the Digital Cinema group can translate to other types of digital content. The relationships QUALCOMM has developed provide direct access to content creators and distributors. In June 2000, the Company entered into a joint venture with Technicolor that will use QUALCOMM's Digital Cinema technology.

         WIRELESS SYSTEMS. The Company's Wireless Systems division designs, manufacturers, markets and deploys infrastructure and handset products for use in CDMA wireless satellite networks.

         See Item 7 of this Report for certain unaudited pro forma condensed consolidated financial information of QUALCOMM which takes into account the proposed spin-off.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED.

         Not applicable.

         (b)      PRO FORMA FINANCIAL INFORMATION.

                  (1) UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                      INFORMATION OF QUALCOMM INCORPORATED.

                      The following unaudited pro forma condensed consolidated financial information is being filed herewith:


                                                                                                     Page:
                        Unaudited Pro Forma Condensed Consolidated Balance
                        Sheet at June 25, 2000                                                         9

                        Unaudited Pro Forma Condensed Consolidated Statement
                        of Income for the Nine Months Ended June 25, 2000                             10

                        Unaudited Pro Forma Condensed Consolidated Statement
                        of Income for the Fiscal Year Ended September 30, 1999                        11

                        Notes to Unaudited Pro Forma Condensed Consolidated
                        Financial Information                                                         12


         (c)      EXHIBITS.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

         The following unaudited pro forma condensed consolidated financial information has been prepared to give retroactive effect to the distribution of our wholly owned subsidiary, QUALCOMM Spinco, Inc. (Spinco) to our stockholders. The financial information is based on our unaudited historical condensed consolidated financial statements as of June 25, 2000 and for the nine month period then ended and on our audited historical consolidated financial statements for the fiscal year ended September 30, 1999. The pro forma condensed consolidated statements of income for the nine months ended June 25, 2000 and the fiscal year ended September 30, 1999 give effect to the distribution and the transactions described below as if they occurred as of October 1, 1998. The related adjustments are described in the accompanying notes.

         The unaudited pro forma condensed consolidated financial information is based upon available information and certain assumptions set forth in the notes to the unaudited pro forma condensed consolidated financial information, which have been made solely for purposes of developing such pro forma financial information. The distribution of Spinco common stock to our stockholders may not occur. The unaudited pro forma condensed consolidated financial information does not purport to represent what our results of operations or financial condition would actually have been had the distribution of our investment in Spinco to our stockholders and the transactions described below occurred as of October 1, 1998 or to project our results of operations or financial condition for any future period or date.

         In May 1999, we sold certain assets related to our terrestrial-based CDMA wireless infrastructure business. In connection with the sale, we recorded $251 million in charges during fiscal 1999. We received consideration of $98 million in cash on the closing date. Total consideration will be adjusted based on a final determination of net assets, which has not yet occurred.

         In February 2000, we sold certain assets related to our terrestrial-based CDMA wireless consumer products business, including our phone inventory, manufacturing equipment and customer commitments. In connection with the sale, we recorded $83 million in charges during fiscal 2000. We received total consideration of $242 million in cash.

         In March 2000, we acquired all of the outstanding capital stock of SnapTrack, Inc. (SnapTrack), a developer of wireless position location technology, in a transaction accounted for as a purchase. The purchase price was approximately $1 billion, representing the value of the 5.8 million QUALCOMM shares issued to effect the purchase, the value of vested and unvested options and warrants exchanged at the closing date and estimated transaction costs of $2 million. The preliminary allocation of purchase price, based on the estimated fair values of the acquired assets and assumed liabilities, reflected acquired goodwill of $948 million, purchased in-process technology of $60 million and other intangible assets of $34 million. Tangible assets acquired and liabilities assumed were not material to our financial statements. We expect to finalize the purchase price allocation within one year and do not anticipate material adjustments to the preliminary purchase price allocation. We will allocate to Spinco $629 million in goodwill, $60 million in purchased in-process technology and $19 million in other intangible assets related to SnapTrack's workforce, customer base and completed technology. We will retain $319 million in goodwill and $15 million in other intangible assets related to specific SnapTrack patents that will not be transferred to Spinco. Goodwill and other intangible assets resulting from the SnapTrack acquisition are amortized on a straight-line basis over their estimated useful lives of four years. Purchased in-process technology was expensed upon acquisition.

                              QUALCOMM INCORPORATED

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 JUNE 25, 2000
                      (in thousands, except per share data)


                                                           QUALCOMM             DISTRIBUTION
                                                          AS REPORTED             OF SPINCO         PRO FORMA
                                                         -----------------   -------------------  -------------

                                     ASSETS
Current assets:
  Cash and cash equivalents                              $    712,709        $     (12,550)(a)    $    700,159
  Marketable securities                                       849,882                    -             849,882
  Accounts receivable, net                                    672,649             (218,295)(a)         454,354
  Finance receivables                                          54,167                    -              54,167
  Inventories, net                                             73,949              (35,888)(a)          38,061
  Other current assets                                        253,087              (23,050)(a)         230,037
                                                         -----------------   -------------------  -------------
       Total current assets                                 2,616,443             (289,783)          2,326,660
Property, plant and equipment, net                            437,631              (38,003)(a)         399,628
Marketable securities                                         705,771                    -             705,771
Finance receivables, net                                      784,066                    -             784,066
Goodwill, net                                                 883,197             (587,014)(a)         296,183
Deferred income taxes                                         515,855                    -             515,855
Other assets                                                  428,632              (21,764)(a)         406,868
                                                         -----------------   -------------------  -------------
       Total assets                                      $  6,371,595        $    (936,564)       $  5,435,031
                                                         =================   ===================  =============


                      LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
  Accounts payable and accrued liabilities               $    432,697        $     (67,622)(a)    $    365,075
  Unearned revenue                                             83,919              (19,751)(a)          64,168
                                                         -----------------   -------------------  -------------
      Total current liabilities                               516,616              (87,373)            429,243
Other liabilities                                              35,082              (10,811)(a)          24,271
                                                         -----------------   -------------------  -------------
      Total liabilities                                       551,698              (98,184)            453,514
                                                         -----------------   -------------------  -------------

Minority interest in consolidated subsidiaries                 46,354                    -              46,354
                                                         -----------------   -------------------  -------------
Stockholders' equity:
  Preferred stock, $0.0001 par value                                -                    -                   -
  Common stock, $0.0001 par value                                  74                    -                  74
  Paid-in capital                                           5,080,375             (105,965)(a)       4,974,410
  Retained earnings                                           732,415             (732,415)(a)               -
  Accumulated other comprehensive loss                        (39,321)                   -             (39,321)
                                                         -----------------   -------------------  -------------
       Total stockholders' equity                           5,773,543             (838,380)          4,935,163
                                                         -----------------   -------------------  -------------
       Total liabilities and stockholders' equity        $  6,371,595        $    (936,564)       $  5,435,031
                                                         =================   ===================  =============


      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION.

                              QUALCOMM INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         NINE MONTHS ENDED JUNE 25, 2000
                      (in thousands, except per share data)


                                                                  PRO FORMA ADJUSTMENTS
                                           --------------------------------------------------------------------
                                             SALE OF          ACQUISITION
                                             CONSUMER              OF
                              QUALCOMM       PRODUCTS          SNAPTRACK                       DISTRIBUTION OF
                             AS REPORTED     BUSINESS             INC.             SUBTOTAL         SPINCO            PRO FORMA
                            -----------    -----------        -----------        -----------   -------------         -----------
Revenues                    $2,561,335     $ (435,364)  (b)   $      339 (c)     $2,126,310    $  (965,053) (f)      $1,161,257
                            -----------    -----------        -----------        -----------   -------------         -----------
Operating expenses:
   Cost of revenues          1,274,096       (431,783)  (b)           23 (c)        842,336       (410,753) (f)         431,583
   Research and
     development               254,490        (30,108)  (b)        5,387 (c)        229,769       (150,727) (f)          79,042
   Selling, general and
     administrative            275,870        (62,854)  (b)        5,890 (c)        218,906        (53,903) (f)         165,003
   Amortization of
     goodwill and other
     acquisition-related
     intangible assets          84,114              -            102,336 (c)        186,450       (122,553) (f)          63,897
   Purchased in-process
     technology                 60,030              -            (60,030)(c)              -              -                    -
   Other                        63,589        (63,589)  (b)            -                  -              -                    -
                            -----------    -----------        -----------        -----------   -------------         -----------
Total operating expenses     2,012,189       (588,334)            53,606          1,477,461       (737,936)             739,525
                            -----------    -----------        -----------        -----------   -------------         -----------

Operating income               549,146        152,970            (53,267)           648,849       (227,117)             421,732

Interest expense                (4,494)         2,722   (b)          (42)(c)         (1,814)            42  (f)          (1,772)
Investment income, net         434,444          2,952   (b)           94 (c)        437,490            (94) (f)         437,396
Distributions on Trust
  Convertible Preferred
  Securities of
  subsidiary trust             (13,039)             -                  -            (13,039)             -              (13,039)
Other                           (3,265)             -                  -             (3,265)             -               (3,265)
                            -----------    -----------        -----------        -----------   -------------         -----------
Income before income taxes     962,792        158,644            (53,215)         1,068,221       (227,169)             841,052
Income tax expense            (431,256)       (73,167)             4,364           (500,059)       139,889             (360,170)(k)
                            -----------    ----------         ----------         ----------    -------------         -----------
Net income                  $  531,536         85,477            (48,851)           568,162        (87,280)           $ 480,882
                            ===========    ==========         ==========         ==========    =============         ===========
Net earnings per common
  share:
  Basic                     $     0.75                                                                               $     0.68
                            ===========                                                                              ===========
  Diluted                   $     0.67                                                                               $     0.61
                            ===========                                                                              ===========
Shares used in per share
  calculations:
  Basic                        707,713                                                                                  711,009
                            ===========                                                                              ===========
  Diluted                      799,241                                                                                  803,587
                            ===========                                                                              ===========


      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION.

                              QUALCOMM INCORPORATED

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED SEPTEMBER 30, 1999
                      (in thousands, except per share data)

                                            QUALCOMM AS    CHANGES IN                  DISTRIBUTION OF
                                              REPORTED   THE BUSINESS(g)  SUBTOTAL         SPINCO             PRO FORMA
                                            -----------  -------------  ------------  -----------------   -----------------
Revenues                                    $ 3,937,299   $(1,462,047)  $  2,475,252  $  (1,148,337)(f)   $  1,326,915
                                            -----------   ------------  ------------  -----------------   -----------------
Operating expenses:
  Cost of revenues                            2,485,072    (1,308,722)     1,176,350       (479,534)(f)        696,816
  Research and development                      381,139      (159,332)       221,807       (134,849)(f)         86,958
  Selling, general and administrative           425,118      (191,954)       233,164        (56,698)(f)        176,466
  Amortization of goodwill and other
    acquisition-related intangible assets           823       245,605        246,428       (162,142)(f)         84,286
  Other                                         240,007      (197,884)        42,123              -             42,123
                                            -----------   ------------  ------------  -----------------   -----------------
Total operating expenses                      3,532,159    (1,612,287)     1,919,872       (833,223)         1,086,649
                                            -----------   ------------  ------------  -----------------   -----------------

Operating income                                405,140       150,240        555,380       (315,114)           240,266

Interest expense                                (14,698)        2,840        (11,858)           255 (f)        (11,603)
Investment income, net                           24,576        12,195         36,771           (404)(f)         36,367
Distributions on Trust Convertible Preferred
  Securities of subsidiary trust                (39,297)            -        (39,297)             -            (39,297)
Other                                           (69,035)       52,531        (16,504)             -            (16,504)
                                            -----------   ------------  ------------  -----------------   -----------------
Income before income taxes                      306,686       217,806        524,492       (315,263)           209,229
Income tax expense                             (105,807)     (193,756)      (299,563)       190,962           (108,601)(l)
                                            -----------   ------------  ------------  -----------------   -----------------
Net income                                  $   200,879        24,050   $    224,929       (124,301)      $    100,628
                                            ===========   ============  ============  =================   =================

Net earnings per common share:
  Basic                                     $      0.34                                                   $       0.17
                                            ===========                                                   =================
  Diluted                                   $      0.31                                                   $       0.15
                                            ===========                                                   =================
Shares used in per share calculations:
  Basic                                         594,714                                                        600,506
                                            ===========                                                   =================
  Diluted                                       649,889                                                        657,079
                                            ===========                                                   =================


      SEE ACCOMPANYING NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL INFORMATION.

                              QUALCOMM INCORPORATED
          NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                                   INFORMATION
                                 (in thousands)


(a) Reflects the distribution to our stockholders of Spinco common stock in the form of a dividend.

(b) Reflects the results of operations of the terrestrial-based CDMA wireless consumer products business sold during fiscal 2000 and charges of $83 million related to the sale as if the sale occurred as of October 1, 1998. Of the $83 million, $19 million related to the write-off of inventory, which was recorded in cost of revenues. The remaining $64 million was recorded in other operating expense and was comprised of the following:

            Write off of fixed assets           $ 40
            Employee compensation                 12
            Other                                 12
                                                ----
                                                $ 64
                                                ====

(c) The acquisition of SnapTrack Inc. is comprised of the following separate pro forma adjustments for the nine months ended June 25, 2000:

                                                     Nine Months Ended June 25, 2000
                                             ---------------------------------------------
                                             SnapTrack Inc.      Pro Forma
                                               Historical   (d) Adjustments  (e)   Total
                                             --------------     ------------     ---------
Revenues                                        $    339          $       -      $     339

Operating expenses:
 Cost of revenues                                     23                  -             23
 Research and development                          5,387                  -          5,387
 Selling, general and administrative               5,890                  -          5,890
 Amortization of goodwill and other
  acquisition-related intangible assets                -            102,336        102,336
 Purchased in-process technology                       -            (60,030)       (60,030)
 Other                                                 -                  -              -
                                                --------          ---------      ---------
Total operating expenses                          11,300             42,306         53,606
                                                --------          ---------      ---------

Operating income                                 (10,961)           (42,306)       (53,267)

Interest expense                                     (42)                 -            (42)
Investment income, net                                94                  -             94
Distributions on Trust Convertible
  Preferred Securities of subsidiary trust             -                  -              -
Other                                                  -                  -              -
                                                --------          ---------      ---------
Income before income taxes                       (10,909)           (42,306)       (53,215)
Income tax expense                                     -              4,364          4,364
                                                --------          ---------      ---------
Net income                                      $(10,909)         $ (37,942)     $ (48,851)
                                                ========          =========      =========

(d) Reflects the results of operations of SnapTrack Inc. as if we acquired SnapTrack as of October 1, 1998.

(e) Reflects amortization of goodwill and other acquisition-related intangible assets as if we acquired SnapTrack as of October 1, 1998 and the elimination of the non-recurring $60 million charge for purchased in-process technology.

(f) Reflects the pro forma results of operations of Spinco as if our distribution of Spinco common stock to our stockholders occurred as of October 1, 1998.

(g) The following table identifies the changes in QUALCOMM's business during fiscal year 1999.

                                                                         CHANGES IN THE BUSINESS
                                              -------------------------------------------------------------------------
                                                                   SALE OF      ACQUISITION
                                                   SALE OF        CONSUMER          OF          OTHER
                                               INFRASTRUCTURE     PRODUCTS      SNAPTRACK    NONRECURRING
                                                  BUSINESS        BUSINESS          INC.        ITEMS         TOTAL
                                              ---------------  --------------  ------------  ------------  ------------
Revenues                                      $ (96,626)(h)    $(1,365,486)(b) $      65(i)                $ (1,462,047)
                                              ---------------  --------------  ------------  ------------  ------------
Operating expenses:
  Cost of revenues                             (121,499)(h)     (1,187,293)(b)        70(i)          -       (1,308,722)
  Research and development                      (80,693)(h)        (85,642)(b)     7,003(i)          -         (159,332)
  Selling, general and administrative           (57,863)(h)       (140,655)(b)     6,564(i)          -         (191,954)
  Amortization of goodwill and other
    acquisition- related intangible assets            -                  -       245,605(i)          -          245,605
  Other                                        (183,325)(h)              -             -       (14,559)(j)     (197,884)
                                              ---------------  --------------  ------------  ------------  ------------
Total operating expenses                       (443,380)        (1,413,590)      259,242       (14,559)      (1,612,287)
                                              ---------------  --------------  ------------  ------------  ------------

Operating income                                346,754             48,104      (259,177)       14,559          150,240

Interest expense                                      -              3,095 (b)      (255)(i)         -            2,840
Investment income, net                                -             11,791 (b)       404 (i)         -           12,195
Distributions on Trust Convertible Preferred
  Securities of subsidiary trust                      -                  -             -             -                -
Other                                            52,531 (h)              -             -             -           52,531
                                              ---------------  --------------  ------------  ------------  ------------
Income before income taxes                      399,285             62,990      (259,028)       14,559          217,806
Income tax expense                             (168,105)           (25,196)        5,369        (5,824)        (193,756)
                                              ---------------  --------------  ------------  ------------  ------------
Net income                                    $ 231,180        $    37,794     $(253,659)    $   8,735     $     24,050
                                              ===============  ==============  ============  ============  ============

(h) Reflects the results of operations of our terrestrial-based CDMA wireless infrastructure business sold during fiscal 1999 and a charge of $251 million related to the sale as if the sale occurred as of October 1, 1998. The $251 million charge is comprised of the following:

         Cost of revenues:
           Contract exit costs                $  16
                                              -----
         Operating expenses:
           Employee compensation                 74
           Difference between carrying
             value of net assets sold and
             consideration received              66
           Write down of infrastructure assets
             not sold to net realizable value    43
                                              -----
                                                183
                                              -----
         Non-operating expenses:
           Payments under financial
             guarantees                          37
           Write off of other
             non-operating assets                15
                                              -----
                                                 52
                                              -----
                                              $ 251
                                              =====

(i) The acquisition of SnapTrack Inc. is comprised of the following separate pro forma adjustments for fiscal 1999:


                                                     Year Ended September 30, 1999
                                             ---------------------------------------------
                                             SnapTrack Inc.      Pro Forma
                                               Historical   (d) Adjustments  (e)   Total
                                             --------------     ------------     ---------
Revenues                                        $     65          $       -      $      65

Operating expenses:
 Cost of revenues                                     70                  -             70
 Research and development                          7,003                  -          7,003
 Selling, general and administrative               6,564                  -          6,564
 Amortization of goodwill and other
  acquisition-related intangible assets                -            245,605        245,605
 Purchased in-process technology                       -                  -              -
 Other                                                 -                  -              -
                                                --------          ---------      ---------
Total operating expenses                          13,637            245,605        259,242
                                                --------          ---------      ---------

Operating income                                 (13,572)          (245,605)      (259,177)

Interest expense                                    (255)                 -           (255)
Investment income, net                               404                  -            404
Distributions on Trust Convertible
  Preferred Securities of subsidiary trust             -                  -              -
Other                                                  -                  -              -
                                                --------          ---------      ---------
Income before income taxes                       (13,423)          (245,605)      (259,028)
Income tax expense                                     -              5,369          5,369
                                                --------          ---------      ---------
Net income                                      $(13,423)         $(240,236)     $(253,659)
                                                ========          =========      =========

(j)    Reflects a $15 million restructuring charge recorded in fiscal 1999.

(k) The pro forma income tax rate excluding the impact of non-deductible goodwill for the period is estimated to be 40%.

(l) The pro forma income tax rate excluding the impact of non-deductible goodwill for the period is estimated to be 37%.

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          QUALCOMM INCORPORATED


Dated:  July 24, 2000                     By: /s/ Anthony S. Thornley
                                             -----------------------------------
                                                   Anthony S. Thornley
                                                   Executive Vice President and
                                                   Chief Financial Officer